Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 3, 2026, which includes an explanatory paragraph relating to Archimedes Tech SPAC Partners II Co.’s ability to continue as a going concern, relating to the financial statements of Archimedes Tech SPAC Partners II Co. as of December 31, 2025 and 2024, for the year ended December 31, 2025, and for the period from June 7, 2024 (inception) through December 31, 2024, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 24, 2026